Exhibit 99.1

FOR RELEASE

Date: July 24, 2023
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
SEVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 15th Consecutive Year of Record Net Income
for Fiscal Year Ended June 30, 2023 and Opens Branch in Rensselaer County, NY

Catskill, N.Y. – July 24, 2023- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter and fiscal year ended June 30, 2023.  Net income for the quarter and fiscal year ended June 30, 2023 was $6.5 million, or $0.38 per basic and diluted share, and $30.8 million, or $1.81 per basic and diluted share, respectively, as compared to $6.8 million, or $0.40 per basic and diluted share, and $28.0 million, or $1.64 per basic and diluted share, for the quarter and fiscal year ended June 30, 2022, respectively.  All share and per share information throughout this release has been retroactively adjusted to reflect the 2-for-1 stock split effected on March 23, 2023.  Net income decreased $347,000, or 5.1%, when comparing the quarters ended June 30, 2023 and 2022, and increased $2.8 million, or 10.0%, when comparing the fiscal years ended June 30, 2023 and 2022.

Highlights:
•	Net Income: New high of $30.8 million for the fiscal year ended June 30, 2023
•	Total Assets: $2.7 billion at June 30, 2023
•	Total Deposits: $2.4 billion at June 30, 2023
•	Return on Average Assets: 1.19% for the year ended June 30, 2023
•	Return on Average Equity: 18.13% for the year ended June 30, 2023

Donald Gibson, President & CEO stated: “I am proud to report our 15th consecutive year of record net income. I believe our long term consistent record demonstrates the success of our strategy, and reflects upon the outstanding work of our team. Net income increased by 10% when comparing the years ended June 30, 2023 and June 30, 2022 and deposits increased by $224.6 million during the fiscal year, despite a challenging economic environment and volatility in the banking industry.  I am also pleased to report we successfully opened our 18th branch during the quarter, located at 602 Columbia Turnpike, in East Greenbush, NY. The branch opening expands the Bank’s geographic footprint into Rensselaer County as the Bank continues to be one of the fastest growing Banks in the Capital Region. The new branch opening is our first in Rensselaer County, NY, and compliments our long-term growth strategy in the Capital Region of New York State.”

Total consolidated assets for the Company were $2.7 billion at June 30, 2023, primarily consisting of $1.4 billion of net loans and $1.0 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.4 billion at June 30, 2023, consisting of retail, business and municipal banking relationships.

Selected highlights for the quarter and fiscal year ended June 30, 2023 are as follows:

Net Interest Income and Margin
•
Net interest income decreased $831,000 to $14.2 million for the three months ended June 30, 2023 from $15.1 million for the three months ended June 30, 2022. Net interest income increased $3.2 million to $61.2 million for the year ended June 30, 2023 from $58.0 million for the year ended June 30, 2022. The change in net interest income was positively impacted by the growth in the average balance of interest-earning assets, which increased $135.5 million and $204.2 million when comparing the three months and years ended June 30, 2023 and 2022, respectively, and increases in interest rates on interest-earning assets, which increased 92 and 62 basis points when comparing the three months and years ended June 30, 2023 and 2022, respectively. The increase in net interest income was offset by increases in the average balance of interest-bearing liabilities, which increased $142.4 million and $213.9 million when comparing the three months and years ended June 30, 2023 and 2022, respectively, and increases in rates paid on interest-bearing liabilities, which increased 133 and 79 basis points when comparing the three months and years ended June 30, 2023 and 2022, respectively.

Average loan balances increased $213.7 million and $227.3 million and the yield on loans increased 64 and 26 basis points when comparing the three months and years ended June 30, 2023 and 2022, respectively.  Average securities decreased $139.5 million and increased $20.1 million, and the yield on such securities increased 18 basis points and 59 basis points when comparing the three months and years ended June 30, 2023 and 2022, respectively.  Average interest-bearing bank balances and federal funds increased $62.2 million and decreased $44.7 million and the yield increased 430 and 437 basis points when comparing the three months and years ended June 30, 2023 and 2022, respectively.

The cost of NOW deposits increased 160 and 93 basis points, the cost of savings and money market deposits increased 12 and 4 basis points, and the cost of certificates of deposit increased 265 and 151 basis points when comparing the three months and years ended June 30, 2023 and 2022, respectively.  The increase in the cost of interest-bearing liabilities was also due to growth in the average balance of interest-bearing liabilities, most notably due to an increase in average NOW deposits of $184.8 million and $150.5 million and an increase in average certificates of deposits of $58.2 million and $34.3 million, when comparing the three months and years ended June 30, 2023 and 2022, respectively. Average savings and money market deposits and average borrowings decreased by $74.7 million and $25.9 million, respectively, for the three months ended June 30, 2023. Yields on interest-earning assets and costs of interest-bearing deposits increased for the three months and years ended June 30, 2023, as the Federal Reserve Board raised its benchmark interest rate to fight inflation throughout the calendar year 2022 and in the first two quarters of calendar year 2023. The sharp rise in rates will continue to put pressure on net interest income and margin.
•
Net interest rate spread and margin both decreased when comparing the three months and years ended June 30, 2023 and 2022. Net interest rate spread decreased 41 basis points to 2.06% for the three months ended June 30, 2023 compared to 2.47% for the three months ended June 30, 2022. Net interest margin decreased 26 basis points to 2.24% for the three months ended June 30, 2023 compared to 2.50% for the three months ended June 30, 2022. Net interest rate spread decreased 17 basis points to 2.33% for the year ended June 30, 2023 compared to 2.50% for the year ended June 30, 2022. Net interest margin decreased 8 basis points to 2.45% for the year ended June 30, 2023 compared to 2.53% for the year ended June 30, 2022.  The decrease during the quarter and year ended June 30, 2023 was due to the higher interest rate environment as the rates paid for deposits repriced faster than rates earned on loans and investments resulting in a decrease in net interest rate spread and margin.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.47% and 2.68% for the three months ended June 30, 2023 and 2022, respectively, and was 2.66% and 2.69% for the years ended June 30, 2023 and 2022, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $128,000 and $847,000 for the three months ended June 30, 2023 and 2022, respectively, and amounted to a benefit of $1.1 million and a charge of $3.3 million for the years ended June 30, 2023 and 2022, respectively. The benefit for the years ended June 30, 2023 was due to a decrease in the balance and reserve percentage on loans adversely classified, as loans were upgraded due to improvements in credit quality and loans were paid off during the fiscal year. This was partially offset by the growth in gross loans and increases in the economic qualitative factors during the year, due to elevated inflation levels and the negative impacts higher interest rates could have on borrowers’ abilities to repay loans. For the three months ended June 30, 2023, a portion of the prior quarter’s economic qualitative factors were reduced, as inflation subsided, gross national product, or GDP, remained positive for three consecutive quarters and the labor market remained strong. Loans classified as substandard or special mention totaled $41.9 million at June 30, 2023 and $52.1 million at June 30, 2022, a decrease of $10.2 million.  Reserves on loans classified as substandard or special mention totaled $5.2 million at June 30, 2023 compared to $9.6 million at June 30, 2022, a decrease of $4.4 million. There were no loans classified as doubtful or loss at June 30, 2023 or June 30, 2022. Allowance for loan losses to total loans receivable was 1.51% at June 30, 2023 compared to 1.82% at June 30, 2022.

•
Net charge-offs for the three months ended June 30, 2023 totaled a net charge-off of $71,000 compared to a net recovery of $175,000 for the three months ended June 30, 2022.  Net charge-offs totaled $478,000 and $185,000 for the years ended June 30, 2023 and 2022, respectively. There were no significant net charge-offs in any loan segment during the fiscal year ended June 30, 2023.

•
Nonperforming loans amounted to $5.5 million and $6.3 million at June 30, 2023 and June 30, 2022, respectively. The decrease in nonperforming loans during the fiscal year was primarily due to $1.4 million in loan repayments, $134,000 in loans returning to performing status, and $508,000 in charge-offs or foreclosed, partially offset by $1.2 million of loans placed into nonperforming status.  Nonperforming loans decreased $628,000 for commercial loans, $201,000 for residential loans, and $134,000 for home equity loans when comparing years ended June 30, 2023 and 2022. At June 30, 2023 nonperforming assets were 0.21% of total assets compared to 0.25% at June 30, 2022. Nonperforming loans were 0.39% and 0.51% of net loans at June 30, 2023 and June 30, 2022, respectively.

Noninterest Income and Noninterest Expense
•
Noninterest income remained unchanged at $3.1 million and $12.1 million for the three months and year ended June 30, 2023 compared to the three months and year ended June 30, 2022, respectively. During the year ended June 30, 2023, there was an increase in debit card fees, service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards and the number of deposit accounts, and the income from bank owned life insurance. This was offset by a decrease in investment service income and a net loss on sale of securities available-for-sale.

•
Noninterest expense increased $657,000 or 7.0%, to $10.0 million for the three months ended June 30, 2023 compared to $9.3 million for the three months ended June 30, 2022. Noninterest expense increased $4.6 million, or 13.7%, to $38.6 million for the year ended June 30, 2023 compared to $34.0 million for the year ended June 30, 2022. The increase in noninterest expense during the three months and year ended June 30, 2023 was primarily due to increases in salaries and employee benefits expense due to new positions created during the period to support the Company’s growth. FDIC insurance premiums increased $267,000 for the three months and $259,000 for the year ended June 30, 2023 compared to the three months and year ended June 30, 2022.  Legal and professional fees increased $1.6 million for the year ended June 30, 2023 compared to the year ended June 30, 2022, due to non-recurring litigation expense and associated legal fees.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements.  The effective tax rate was 10.2% and 14.1% for the three months and year ended June 30, 2023, compared to 14.2% and 14.9% for the three months and year ended June 30, 2022, respectively.  The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income and income received on the bank owned life insurance to arrive at the effective tax rate. The decrease in the current quarter’s effective tax rate was the result of an increase in tax-exempt income proportional to total income.

Balance Sheet Summary
•	Total assets of the Company were $2.7 billion at June 30, 2023 and $2.6 billion at June 30, 2022, an increase of $126.5 million, or 4.9%.
•
Cash and due from banks for the Company were $196.4 million at June 30, 2023 and $69.0 million at June 30, 2022, an increase of $127.4 million, or 184.7%. The Company maintained strong capital and liquidity positions as of June 30, 2023.

•
Securities available-for-sale and held-to-maturity decreased $162.4 million, or 13.9%, to $1.0 billion at June 30, 2023 as compared to $1.2 billion at June 30, 2022. The decrease was the result of utilizing maturing investments to fund loan growth and to maintain elevated cash holdings, and due to the increase in unrealized loss on securities available-for-sale of $4.5 million. Securities purchases totaled $212.0 million during the year ended June 30, 2023 and consisted primarily of $208.1 million of state and political subdivision securities. Principal pay-downs and maturities during the year ended June 30, 2023 amounted to $365.6 million, primarily consisting of $333.2 million of state and political subdivision securities, and $29.3 million of mortgage-backed securities.

•
Net loans receivable increased $158.3 million, or 12.9%, to $1.4 billion at June 30, 2023 from $1.2 billion at June 30, 2022.  The loan growth experienced during the year consisted primarily of $97.8 million in commercial real estate loans, $38.2 million in commercial construction loans, $11.6 million in residential loans, $4.9 million in home equity loans, $3.8 million in residential construction and land loans, $2.7 million in multi-family loans and a $1.5 million decrease in the allowance for loan losses. This growth was partially offset by a $2.2 million decrease in commercial loans.

•
Deposits totaled $2.4 billion at June 30, 2023 and $2.2 billion at June 30, 2022, an increase of $224.6 million, or 10.1%.  NOW deposits increased $253.2 million, or 17.1%, certificates of deposits increased $87.3 million, or 213.9%, noninterest-bearing deposits decreased $28.6 million, or 15.3%, savings deposits decreased $44.7 million, or 13.0%, money market deposits decreased $42.6 million, or 27.0% when comparing June 30, 2023 and June 30, 2022. Included within certificates of deposits at June 30, 2023 and June 30, 2022 were $60.0 million and $7.2 million in brokered certificates of deposits, respectively, an increase of $52.8 million. The increase in brokered deposits increased the Company’s overall liquidity and cash position in response to the current turmoil in the banking sector.

•
Borrowings for the Company amounted to $49.5 million at June 30, 2023 compared to $173.0 million at June 30, 2022, a decrease of $123.5 million.  At June 30, 2023, borrowings consisted of $49.5 million of fixed-to-floating rate subordinated notes. During the quarter ended June 30, 2023 the Bank established a borrowing facility through the Bank Term Funding Program offered through the Federal Reserve which allows the Bank to borrow on eligible securities at the par value if need. As of June 30, 2023 the Bank has not borrowed against this facility.

•
Shareholders’ equity increased to $183.3 million at June 30, 2023 from $157.7 million at June 30, 2022, resulting primarily from net income of $30.8 million, partially offset by dividends declared and paid of $2.2 million and an increase in accumulated other comprehensive loss of $3.0 million.

Greene County Bancorp, Inc. is the direct and indirect holding company for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months		At or for the Years
	Ended June 30,		Ended June 30,
Dollars in thousands, except share and per share data	2023	2022	2023	2022
Interest income	$23,524	$16,715	$84,625	$63,444
Interest expense	9,289	1,649	23,407	5,439
Net interest income	14,235	15,066	61,218	58,005
Provision for loan losses	128	847	(1,071)	3,278
Noninterest income	3,094	3,065	12,146	12,137
Noninterest expense	10,004	9,347	38,608	33,959
Income before taxes	7,197	7,937	35,827	32,905
Tax provision	737	1,130	5,042	4,919
Net Income	$6,460	$6,807	$30,785	$27,986

Basic and diluted EPS	$0.38	$0.40	$1.81	$1.64
Weighted average shares outstanding	17,026,828	17,026,828	17,026,828	17,026,828
Dividends declared per share [4]	$0.070	$0.065	$0.280	$0.260

Selected Financial Ratios
Return on average assets[1]	0.98%	1.09%	1.19%	1.18%
Return on average equity[1]	14.27%	17.43%	18.13%	17.93%
Net interest rate spread[1]	2.06%	2.47%	2.33%	2.50%
Net interest margin[1]	2.24%	2.50%	2.45%	2.53%
Fully taxable-equivalent net interest margin[2]	2.47%	2.68%	2.66%	2.69%
Efficiency ratio[3]	57.73%	51.55%	52.63%	48.41%
Non-performing assets to total assets			0.21%	0.25%
Non-performing loans to net loans			0.39%	0.51%
Allowance for loan losses to non-performing loans			388.64%	360.31%
Allowance for loan losses to total loans			1.51%	1.82%
Shareholders’ equity to total assets			6.79%	6.13%
Dividend payout ratio[4]			15.47%	15.85%
Actual dividends paid to net income[5]			7.12%	9.41%
Book value per share			$10.76	$9.26
1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and twelve months ended June 30, 2023 and 2022, 4.44% for New York State income taxes for the three and twelve months ended June 30, 2023 and 2022. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended June 30,		For the years ended June 30,
(Dollars in thousands)	2023	2022	2023	2022
Net interest income (GAAP)	$14,235	$15,066	$61,218	$58,005
Tax-equivalent adjustment	1,450	1,069	5,258	3,670
Net interest income (fully taxable-equivalent basis)	$15,685	$16,135	$66,476	$61,675

Average interest-earning assets	$2,543,026	$2,407,477	$2,495,653	$2,291,448
Net interest margin (fully taxable-equivalent basis)	2.47%	2.68%	2.66%	2.69%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months ended September 30, 2021, December 31, 2021, March 31, 2022, September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023. Dividends declared during the three months ended June 30, 2022 were paid to the MHC.

The above information is preliminary and based on the Company’s data available at the time of presentation.
Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At June 30, 2023	At June 30, 2022
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$196,445	$69,009
Long term certificate of deposit	4,576	4,107
Securities available-for-sale, at fair value	281,133	408,062
Securities held-to-maturity, at amortized cost	726,363	761,852
Equity securities, at fair value	306	273
Federal Home Loan Bank stock, at cost	1,682	6,803

Gross loans receivable	1,408,791	1,251,987
Less: Allowance for loan losses	(21,212)	(22,761)
Unearned origination fees and costs, net	75	129
Net loans receivable	1,387,654	1,229,355

Premises and equipment	15,028	14,362
Bank owned life insurance	55,063	53,695
Accrued interest receivable	12,249	8,917
Foreclosed real estate	302	68
Prepaid expenses and other assets	17,482	15,237
Total assets	$2,698,283	$2,571,740

Liabilities and shareholders’ equity
Noninterest bearing deposits	$159,039	$187,697
Interest bearing deposits	2,278,122	2,024,907
Total deposits	2,437,161	2,212,604

Borrowings from FHLB, short-term	-	123,700
Subordinated notes payable	49,495	49,310
Accrued expenses and other liabilities	28,344	28,412
Total liabilities	2,515,000	2,414,026
Total shareholders’ equity	183,283	157,714
Total liabilities and shareholders’ equity	$2,698,283	$2,571,740
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

The above information is preliminary and based on the Company’s data available at the time of presentation.